Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER
AND FULL YEAR 2015 RESULTS

Company reports EPS of $0.97 for the quarter. Core EPS were $1.00 for the quarter, up 14%.
Net Sales increased 2% for the quarter and 3% for the year.
Foreign currency translation reduced Net Sales and Reported EPS by 2% in the quarter.
Company expects full year 2016 Core EPS in the $4.20 to $4.30 range, inclusive of an estimated foreign currency translation and transaction headwind of $0.18, and expects to return over
$1 billion to shareholders in the form of stock repurchases and dividends.

Plano, TX, February 17, 2016 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2015 EPS of $0.97 compared to $0.77 in the prior year period. Core EPS were $1.00, up 14%, compared to $0.88 in the prior year period. For the year, the company reported earnings of $3.97 per diluted share compared to $3.56 per diluted share in the prior year. Core EPS were $4.02, up 10%, compared to $3.65 in the prior year.
For the quarter, reported net sales increased 2% after a 2% reduction for foreign currency translation. Net sales grew on favorable product, package and segment mix, price increases and lower discounts. Reported segment operating profit (SOP) increased 6% after a 2% reduction for foreign currency translation. Contributing to this increase were net sales growth, lower commodity costs and ongoing productivity improvements, partially offset by increases in certain operating costs and a $5 million increase in marketing investments.
Reported income from operations for the quarter was $322 million, which included a $7 million impairment charge on the Garden Cocktail brand, a vegetable juice sold in Canada. Reported income from operations was $256 million in the prior year period, which included a $23 million unrealized commodity mark-to-market loss and a $14 million charge due to the annuitization of certain pension obligations. Core income from operations for the quarter was $329 million, up 13%, representing 21.3% of net sales compared to 19.3% in the prior year period. Foreign currency translation neutral growth in core income from operations was 15%.
For the year, reported net sales increased 3%. Reported income from operations was $1,298 million, including the aforementioned $7 million impairment charge and a $5 million unrealized commodity mark-to-market loss. Foreign currency translation negatively impacted reported net sales and reported income from operations by 2%. Reported income from operations in the prior year was $1,180 million, which included the aforementioned $14 million pension charge and a $13 million unrealized commodity mark-to-market loss. Core income from operations was $1,312 million, up 9%, representing 20.9% of net sales compared to 19.7% in the prior year. Foreign currency translation neutral growth in core income from operations was 11%.

DPS President and CEO Larry Young said, “I’m proud of our teams for remaining focused against our priorities and delivering strong results in a competitive environment. We grew both dollar and volume share across our CSD and shelf-stable juice categories and gained or held distribution across many of our key brands and packages in both Grocery and Convenience. The fundamentals of our business are strong, and as we move into 2016 our teams will be focused on driving growth across our priority brands through strong consumer communication, relevant innovation and aligned execution and activation while using our developing Rapid Continuous Improvement (RCI) capabilities to further enhance growth and productivity.”

EPS reconciliation	Fourth Quarter			Full Year
	2015	2014	Percent Change	2015	2014	Percent Change
Reported EPS	$0.97	$0.77	26	$3.97	$3.56	12

Unrealized commodity mark-to-market net loss	—	0.08		0.02	0.04

Items affecting comparability
- Litigation provision	—	(0.01)		0.01	—
- Brand impairment	0.03	—		0.02	—
- Separation related	—	—		—	0.01
- Pension annuity purchase	—	0.04		—	0.04
Core EPS	$1.00	$0.88	14	$4.02	$3.65	10
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2015 results	As Reported		Currency Neutral (Translation)
(Percent change)	Fourth Quarter	Full Year	Fourth Quarter	Full Year

BCS Volume	1	2	1	2
Sales Volume	—	1	—	1
Net Sales	2	3	4	5
SOP	6	7	8	8
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 1%, with carbonated soft drinks (CSDs) flat and non-carbonated beverages (NCBs) increasing 4%.
By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 6%.
In CSDs, Peñafiel increased 10% on increased promotional activity and distribution gains. Schweppes grew 7% on distribution gains in sparkling waters and growth in the ginger ale category. Squirt increased 3%, while Crush grew 4%. Brand Dr Pepper decreased 2% in the quarter, primarily driven by continued declines in diet and fountain foodservice performance. Our Core 4 brands decreased 2%, as a mid-single-digit increase in Canada Dry was more than offset by a high-single-digit decrease in 7UP, a mid-single-digit decrease in Sunkist soda and a low-single-digit decline in A&W. Fountain foodservice volume decreased 2% in the period.
In NCBs, our water category grew 21% on strong growth in Bai brands, FIJI and Aguafiel. Snapple grew 4% primarily on distribution gains and innovation. Hawaiian Punch grew 3%, and Clamato increased 5% on distribution gains and increased promotional activity. Mott’s grew 2% in the quarter.
For the year, BCS volume increased 2% with carbonated soft drinks (CSDs) increasing 1% and non-carbonated beverages (NCBs) increasing 4%.
By geography, U.S. and Canada volume increased 1%, and Mexico and the Caribbean volume increased 8%.
In CSDs, Peñafiel increased 14% on distribution gains and increased promotional activity. Squirt grew 7% primarily driven by strong performance in Mexico and our Hispanic focus in the U.S. Schweppes increased 9% on distribution gains in sparkling waters and growth in the ginger ale category. Brand
Dr Pepper decreased 1%, primarily on continued declines in diet. Crush decreased 1% for the year, and our Core 4 brands were flat, as a high-single-digit increase in Canada Dry was offset by mid-single-digit declines in 7UP and Sunkist soda and a low-single-digit decline in A&W. Fountain foodservice volume increased 1% for the year.
In NCBs, our water category grew 13% primarily on growth in Bai brands and FIJI. Snapple grew 6% primarily on innovation and distribution gains. Clamato increased 12% on distribution gains and increased promotional activity. Hawaiian Punch increased 3%, and Mott’s decreased 1% for the year.

Sales Volume
Sales volumes were flat in the quarter and increased 1% for the year.

2015 Segment results	Fourth Quarter
(Percent Change)		As Reported		Currency Neutral
	Sales Volume	Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	(2)	1	(2)	2	(1)
Packaged Beverages	1	4	16	5	17
Latin America Beverages	6	(8)	5	9	26
Total	—	2	6	4	8

2015 Segment results	Full Year
(Percent Change)		As Reported		Currency Neutral
	Sales Volume	Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	—	1	2	2	3
Packaged Beverages	2	4	11	5	12
Latin America Beverages	8	(7)	13	9	29
Total	1	3	7	5	8
Beverage Concentrates
Net sales increased 2% in the quarter driven by lower discounts and concentrate price increases taken earlier in the year, which were partially offset by a 2% decline in concentrate shipments. SOP decreased 1%, as the increase in net sales was more than offset by higher marketing investments and performance-based incentive compensation costs.
Packaged Beverages
Net sales increased 5% for the quarter on favorable product and package mix, a 1% increase in sales volumes and price increases. SOP increased 17% on net sales growth, lower commodity costs and ongoing productivity improvements, which were partially offset by increases in certain operating costs.
Latin America Beverages
Net sales increased 9% in the quarter driven by a 6% increase in sales volumes and favorable product mix. SOP increased 26% on net sales growth and lower commodity costs, which were partially offset by the higher cost of certain U.S. dollar denominated input costs as a result of the strengthening U.S. dollar.
Corporate and Other Items
For the quarter, corporate costs totaled $75 million. Corporate costs in the prior year period were $120 million, which included a $23 million unrealized commodity mark-to-market loss and a $14 million settlement charge due to the annuitization of certain pension obligations.
Net interest expense increased $5 million in the quarter, as the company refinanced certain debt in November.
For the quarter, the reported effective tax rate was 36.4%. The effective tax rate in the prior year period was 34.8%.

Cash Flow
For the year, the company generated $991 million of cash from operating activities compared to $1,022 million in the prior year. Capital spending totaled $179 million compared to $170 million in the prior year period. The company returned $876 million to shareholders in the form of stock repurchases ($521 million) and dividends ($355 million).
2016 Full Year Guidance
The company expects full year reported net sales to be up approximately 1% and core EPS to be in the $4.20 to $4.30 range. Collectively, foreign currency translation and transaction are expected to negatively impact net sales by approximately 2% and core EPS growth by approximately 4%, or $0.18 per share.
Packaging and ingredient costs are expected to be approximately flat on a constant volume/mix basis.
The company expects its core tax rate to be approximately 35.5%.
The company expects capital spending to be approximately 3% of net sales.
The company expects to repurchase $650 million to $700 million of its common stock.
Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.
Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.
Pricing refers to the impact of list price changes.
Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.
EPS represents diluted earnings per share.
Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.
Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year results and the outlook for 2016. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.
For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2015 and 2014
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$1,546	$1,509	$6,282	$6,121
Cost of sales	610	614	2,559	2,491
Gross profit	936	895	3,723	3,630
Selling, general and administrative expenses	583	607	2,313	2,334
Depreciation and amortization	26	29	105	115
Other operating expense, net	5	3	7	1
Income from operations	322	256	1,298	1,180
Interest expense	34	29	117	109
Interest income	(1)	(1)	(2)	(2)
Other (income) expense, net	(2)	(2)	(1)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	291	230	1,184	1,073
Provision for income taxes	106	80	420	371
Income before equity in earnings of unconsolidated subsidiaries	185	150	764	702
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	1
Net income	$185	$150	$764	$703
Earnings per common share:
Basic	$0.98	$0.77	$4.00	$3.59
Diluted	0.97	0.77	3.97	3.56
Weighted average common shares outstanding:
Basic	188.7	194.0	190.9	195.8
Diluted	190.2	195.8	192.4	197.4

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and 2014
(Unaudited, in millions, except share and per share data)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$911	$237
Accounts receivable:
Trade, net	570	556
Other	58	61
Inventories	209	204
Deferred tax assets	—	67
Prepaid expenses and other current assets	69	86
Total current assets	1,817	1,211
Property, plant and equipment, net	1,156	1,141
Investments in unconsolidated subsidiaries	31	14
Goodwill	2,988	2,990
Other intangible assets, net	2,663	2,684
Other non-current assets	150	151
Non-current deferred tax assets	64	74
Total assets	$8,869	$8,265
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$277	$289
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	507	3
Income taxes payable	27	10
Other current liabilities	708	672
Total current liabilities	1,583	1,038
Long-term obligations	2,875	2,580
Non-current deferred tax liabilities	787	801
Non-current deferred revenue	1,181	1,250
Other non-current liabilities	260	302
Total liabilities	6,686	5,971
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 187,841,509 and 192,957,696 shares issued and outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	211	658
Retained earnings	2,165	1,771
Accumulated other comprehensive loss	(195)	(137)
Total stockholders' equity	2,183	2,294
Total liabilities and stockholders' equity	$8,869	$8,265

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2015 and 2014
(Unaudited, in millions)

	For the Twelve Months Ended December 31,
	2015	2014
Operating activities:
Net income	$764	$703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	192	199
Amortization expense	35	36
Amortization of deferred revenue	(64)	(65)
Impairment of intangible asset	7	—
Employee stock-based compensation expense	44	48
Deferred income taxes	29	43
Other, net	(10)	21
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(26)	—
Other accounts receivable	1	(5)
Inventories	(11)	(8)
Other current and non-current assets	8	(25)
Other current and non-current liabilities	(11)	58
Trade accounts payable	(9)	29
Income taxes payable	42	(12)
Net cash provided by operating activities	991	1,022
Investing activities:
Acquisition of business	—	(19)
Purchase of property, plant and equipment	(179)	(170)
Purchase of intangible assets	(1)	(1)
Investment in unconsolidated subsidiaries	(20)	—
Purchase of cost method investments	(15)	—
Proceeds from disposals of property, plant and equipment	20	8
Other, net	1	(3)
Net cash used in investing activities	(194)	(185)
Financing activities:
Proceeds from senior unsecured notes	750	—
Repayment of senior unsecured notes	—	—
Net (repayment) issuance of commercial paper	—	(65)
Repurchase of shares of common stock	(521)	(400)
Dividends paid	(355)	(317)
Tax withholdings related to net share settlements of certain stock awards	(27)	(16)
Proceeds from stock options exercised	30	41
Excess tax benefit on stock-based compensation	23	11
Deferred financing charges paid	(6)	—
Capital lease payments	(5)	(1)
Other, net	(3)	—
Net cash used in financing activities	(114)	(747)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	683	90
Effect of exchange rate changes on cash and cash equivalents	(9)	(6)
Cash and cash equivalents at beginning of period	237	153
Cash and cash equivalents at end of period	$911	$237

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2015 and 2014
(Unaudited, in millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015	2014
Segment Results – Net sales
Beverage Concentrates	$318	$314	$1,241	$1,228
Packaged Beverages	1,110	1,067	4,544	4,361
Latin America Beverages	118	128	497	532
Net sales	$1,546	$1,509	$6,282	$6,121

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015	2014
Segment Results – SOP
Beverage Concentrates	$198	$202	$807	$790
Packaged Beverages	184	158	709	636
Latin America Beverages	20	19	88	78
Total SOP	402	379	1,604	1,504
Unallocated corporate costs	75	120	299	323
Other operating expense, net	5	3	7	1
Income from operations	322	256	1,298	1,180
Interest expense, net	33	28	115	107
Other (income) expense, net	(2)	(2)	(1)	—
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	$291	$230	$1,184	$1,073

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the twelve months ended December 31, 2015 and 2014, there were no such items excluded for comparison to prior year periods.
Core Earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain item excluded for the three months ended December 31, 2015, is a non-cash brand impairment charge for Garden Cocktail. The certain items excluded for the twelve months ended December 31, 2015, are (i) a non-cash brand impairment charge for Garden Cocktail and (ii) an adjustment to a previously disclosed legal provision. The certain items excluded for the three and twelve months ended December 31, 2014, are (i) separation-related charges, (ii) an adjustment to a previously disclosed legal provision and (iii) a settlement charge related to the purchase of annuities for certain participants receiving benefits in our U.S. defined benefit pension plans.
Currency Neutral Core: Core earnings are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended December 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	4%	(8)%	2%
Impact of foreign currency	1%	1%	17%	2%
Net sales, as adjusted to currency neutral	2%	5%	9%	4%

	For the Three Months Ended December 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	(2)%	16%	5%	6%
Impact of foreign currency	1%	1%	21%	2%
SOP, as adjusted to currency neutral	(1)%	17%	26%	8%

	For the Twelve Months Ended December 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	4%	(7)%	3%
Impact of foreign currency	1%	1%	16%	2%
Net sales, as adjusted to currency neutral	2%	5%	9%	5%

	For the Twelve Months Ended December 31, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	11%	13%	7%
Impact of foreign currency	1%	1%	16%	1%
SOP, as adjusted to currency neutral	3%	12%	29%	8%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Twelve Months Ended
	December 31,
	2015	2014	Change
Net cash provided by operating activities	$991	$1,022	$(31)
Purchase of property, plant and equipment	(179)	(170)
Free Cash Flow	$812	$852	$(40)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2015
	Reported	Mark to Market	Brand Impairment	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$1,546	$—	$—	$—	$1,546	$29	$1,575
Cost of sales	610	(2)	—	(2)	608	13	621
Gross profit	936	2	—	2	938	16	954
Selling, general and administrative expenses	583	2	—	2	585	9	594
Depreciation and amortization	26	—	—	—	26	—	26
Other operating expense, net	5	—	(7)	(7)	(2)	—	(2)
Income from operations	322	—	7	7	329	7	336
Interest expense	34	—	—	—	34	—	34
Interest income	(1)	—	—	—	(1)	—	(1)
Other (income) expense, net	(2)	—	—	—	(2)	—	(2)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	291	—	7	7	298	7	305
Provision (benefit) for income taxes	106	—	2	2	108	2	110
Income before equity in earnings of unconsolidated subsidiaries	185	—	5	5	190	5	195
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$185	$—	$5	$5	$190	$5	$195

Diluted earnings per common share	$0.97	$—	$0.03	$0.03	$1.00	$0.02	$1.02
Effective tax rate	36.4%				36.2%		36.1%
Operating margin	20.8%				21.3%		21.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2014
	Reported	Mark to Market	Separation Related	Litigation Provision	Pension Annuity Purchase	Total Adjustments	Core
Net sales	$1,509	$—	$—	$—	$—	$—	$1,509
Cost of sales	614	(4)	—	—	—	(4)	610
Gross profit	895	4	—	—	—	4	899
Selling, general and administrative expenses	607	(19)	—	2	(14)	(31)	576
Depreciation and amortization	29	—	—	—	—	—	29
Other operating expense, net	3	—	—	—	—	—	3
Income from operations	256	23	—	(2)	14	35	291
Interest expense	29	—	—	—	—	—	29
Interest income	(1)	—	—	—	—	—	(1)
Other (income) expense, net	(2)	—	1	—	—	1	(1)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	230	23	(1)	(2)	14	34	264
Provision (benefit) for income taxes	80	8	(1)	(1)	5	11	91
Income before equity in earnings of unconsolidated subsidiaries	150	15	—	(1)	9	23	173
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$150	$15	$—	$(1)	$9	$23	$173

Diluted earnings per common share	$0.77	$0.08	$—	$(0.01)	$0.04	$0.11	$0.88
Effective tax rate	34.8%						34.5%
Operating margin	17.0%						19.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2015
	Reported	Mark to Market	Litigation Provision	Brand Impairment	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$6,282	$—	$—	$—	$—	$6,282	$115	$6,397
Cost of sales	2,559	(13)	—	—	(13)	2,546	51	2,597
Gross profit	3,723	13	—	—	13	3,736	64	3,800
Selling, general and administrative expenses	2,313	8	(2)	—	6	2,319	38	2,357
Depreciation and amortization	105	—	—	—	—	105	1	106
Other operating expense, net	7	—	—	(7)	(7)	—	—	—
Income from operations	1,298	5	2	7	14	1,312	25	1,337
Interest expense	117	—	—	—	—	117	(1)	116
Interest income	(2)	—	—	—	—	(2)	—	(2)
Other (income) expense, net	(1)	—	—	—	—	(1)	4	3
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	1,184	5	2	7	14	1,198	22	1,220
Provision (benefit) for income taxes	420	2	1	2	5	425	6	431
Income before equity in earnings of unconsolidated subsidiaries	764	3	1	5	9	773	16	789
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—	—
Net income	$764	$3	$1	$5	$9	$773	$16	$789

Diluted earnings per common share	$3.97	$0.02	$0.01	$0.02	0.05	$4.02	$0.08	$4.10
Effective tax rate	35.5%					35.5%		35.3%
Operating margin	20.7%					20.9%		20.9%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2014
	Reported	Mark to Market	Separation Related	Litigation Provision	Pension Annuity Purchase	Total Adjustments	Core
Net sales	$6,121	$—	$—	$—	$—	$—	$6,121
Cost of sales	2,491	11	—	—	—	11	2,502
Gross profit	3,630	(11)	—	—	—	(11)	3,619
Selling, general and administrative expenses	2,334	(24)	—	2	(14)	(36)	2,298
Depreciation and amortization	115	—	—	—	—	—	115
Other operating expense, net	1	—	—	—	—	—	1
Income from operations	1,180	13	—	(2)	14	25	1,205
Interest expense	109	—	—	—	—	—	109
Interest income	(2)	—	—	—	—	—	(2)
Other (income) expense, net	—	—	(3)	—	—	(3)	(3)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	1,073	13	3	(2)	14	28	1,101
Provision (benefit) for income taxes	371	5	1	(1)	5	10	381
Income before equity in earnings of unconsolidated subsidiaries	702	8	2	(1)	9	18	720
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	—	—	1
Net income	$703	$8	$2	$(1)	$9	$18	$721

Diluted earnings per common share	$3.56	$0.04	$0.01	$—	$0.04	$0.09	$3.65
Effective tax rate	34.6%						34.6%
Operating margin	19.3%						19.7%